Exhibit 10(a)

SERVICE AGREEMENT

AGREEMENT dated the 16th day of March 2015

BETWEEN

(1)	WESTERN POWER DISTRIBUTION (SOUTH WEST) plc ("the Company") whose registered office is at Avonbank, Feeder Road Bristol BS2 0TB

and

(2)	ROBERT ARTHUR SYMONS ("the Director") whose address is Trevear Farm, St Issey, Wadebridge, Cornwall PL27 7RQ

This Agreement is intended to consolidate and replace the Director’s Service Contract dated 29 February 2000 and amendments to such Service Contract by letters dated 31 January 2002, 11 May 2006, and 10 December 2013 between the two parties.

References in this Agreement to "Group" shall mean the Company and any holding company of the Company or any subsidiary or subsidiary undertaking of the Company or the Company's holding company as defined in the Companies Act 2006 and any reference to the Company shall, where the context so requires or implies, include a reference to any company which controls the Company or which the Company controls or any subsidiary or any subsidiary undertaking.

NOW IT IS HEREBY AGREED:

1. Appointment and Term

(a)	The Director is appointed to serve the Company as Chief Executive in accordance with the terms and conditions of this Agreement from the thirty first day of March 2000 (the "Employment"). The Director's employment with the Company and by a former Electricity Board (as defined in the Electricity Act 1989) from the 6 September 1971 will be treated as continuous with this Employment. The Employment will continue until:

(i)        it is determined in accordance with Clause 14; or

(ii)	the expiry of 6 months' notice to terminate this Agreement given by the Company to the Director or 6 months' notice to terminate this Agreement given by the Director to the Company

(b)	The Company may without prior notice suspend and/or exclude the Director from all or any premises of the Company or the Group for any period not exceeding 6 months provided that throughout such period the Director's salary and other contractual benefits shall continue to be paid and the Director shall keep himself available for work notwithstanding that the Company shall not be obliged to provide any work for the Director during such period.

2. Duties

During the Employment, the Director must:

(a)	in relation to the Group perform the duties and exercise the functions as may from time to time reasonably be assigned to or vested in him by the Chairman of the Company,

(b)	well and faithfully serve the Company to the best of his knowledge, power and ability and use his utmost endeavours to promote the interests and welfare of the Group; and

(c)	comply with all lawful and reasonable requests, instructions and regulations made by the Chairman or by anyone authorised by him and promptly provide such explanations, information and assistance as to his activities in the business of the Group as are reasonable.

3. Place and Time of Work

(a)       The Company's hours of work are from 8.30 am to 5.00 pm Monday to Friday.

However the Director will be required and expected to devote to the affairs of the Group the whole of his time and attention during normal business hours and at such other times as his duties may reasonably require.

(b)	The Director shall perform his duties at the head office of the Company or at such other place as the Company shall reasonably require from time to time. If the Director is required subsequently to relocate the Company shall pay all reasonable expenses in accordance with the Company's relocation scheme in force from time to time.

4. Conflicts of Interest

The Director must:

(a)	not during his Employment hereunder (except in the proper performance of his duties or with the prior written consent of the Company) be directly or indirectly engaged, concerned or interested in any other business or activity (where such engagement concern or interest may reasonably be expected to interfere with the performance of his duties in the Employment) provided that this provision shall not inhibit the holding (directly or through nominees) of quoted investments as long as not more than 5 per cent of the shares or stock of any class of any one company shall be so held;

(b)	comply with the Company's Code of Ethics as approved by the Company and as may be modified from time to time.

5. Remuneration

(a)	As remuneration for his services in the Employment the Director shall (unless and until otherwise agreed) receive a base salary at the rate of £535,000 per annum as of the date of this Agreement which shall accrue from day to day and be payable in instalments monthly, such salary being inclusive of any fees to which the Director may be entitled as a Director of any company in the Group.

(b)	The Company shall review the Director's salary as provided for in the sub-clause above annually and any changes consequent upon the said review shall take effect from 1st April of the same year.

(c)	In addition to the salary referred to above, the Director shall be eligible to participate at the Company's discretion in any bonus or incentive schemes for senior executives and/or directors that the Company may operate from time to time subject to and in accordance with the rules of such schemes. Any awards made to the Director under any bonus or incentive scheme, prior to the date of this Agreement, shall be unaffected by entering into this agreement.

6. Expenses

The Director shall be reimbursed such expenses as are properly and reasonably incurred by him in the performance of his duties and are detailed in the Company's policy on expenses from time to time. The Director shall produce such vouchers and receipts if practical as may be required.

7. Pension

The Director was a participant in the Electricity Supply Pension Scheme (“ESPS”) until 6 April 2006, at which time he ceased to accrue any benefits under the ESPS. The Director elected to begin drawing on his pension benefits under the ESPS as of 20 March 2012. The Director’s pension benefits determined by the ESPS and the enhanced benefits provided to the Director from time to time shall not be affected by the entering into of this Agreement and shall continue to be governed by the rules of the ESPS.

Given the Director is drawing pension benefits while in Service with the Company, the Company procures that if the Director dies thereafter while in service with the Company, a lump sum benefit will be payable from either a policy of life insurance that satisfies the conditions below, or directly by the Company. The lump sum shall be £4.75 million indexed on each policy anniversary in line with the index of retail prices. The conditions to be satisfied are that the policy does not constitute a registered pension scheme; is not issued, or held in connection with, nor forms an agreement under, a registered pension scheme; and the provision of this benefit does not otherwise prejudice the Director’s enhanced protection.

8. Car

The Director shall be entitled to car usership benefits and private fuel benefits in accordance with the Company's Executive User Car Scheme as published and varied from time to time. In addition, the Director shall be entitled to Chauffer services as needed in performance of his duties.

The total value of the Director’s Car benefits under this paragraph shall be capped at an amount of £20,000 annually. The Director shall reimburse the Company at the end of each year for any benefits received in excess of £20,000.

9. Private Medical Insurance

The Director, his wife and dependent children up to age 21, or up to age 25 if in full time education, shall be entitled to participate in a private medical insurance scheme to be provided by and at the expense of the Company.

1 0. Holidays

(a)	In addition to the usual bank and public holidays, the Director shall be entitled to 25 working days' holiday in each Company Holiday Year (1st April to 31st March) to be taken at a time or times agreed with him by the Chairman of the Company. Accrued but untaken holiday will lapse at the end of the Holiday Year in which the entitlement arises and may not be carried forward for use in the next Holiday Year unless otherwise agreed with the Chairman.

(b) Upon the termination of the Employment for whatever reason the Director:

(i)	shall be entitled to payment in lieu of accrued but untaken holiday entitlement for the current Holiday Year, and

(ii)	may be required to repay the Company any salary received in respect of holiday taken in excess of his proportionate holiday entitlement.

11. Illness

(a)	Should the Director be prevented by sickness, injury or other incapacity from properly performing his duties in the Employment he shall report the fact directly or indirectly to the Chairman of the Company as soon as is reasonably practicable.

(b)	For sickness, injury or other incapacity of seven days or less, upon his return to work, the Director shall complete an Absence Self-Certificate. For sickness, injury or other incapacity of eight days or more the Director must obtain a doctor's statement which he shall submit to the Company at appropriate intervals.

(c)	Provided the Director complies with sub-clauses (a) and (b) above he shall be entitled to receive his full basic rate of remuneration (to include any statutory sick pay or social security benefits payable) for the first twenty six weeks of any sickness, injury or other incapacity in any one year of employment under this Agreement (whether such weeks are consecutive or in aggregate). For the next twenty six week period payment shall be at half the Director's basic rate of remuneration for so much of the next twenty six week period as the Director suffers sickness, injury or other incapacity m any one year.

(d)	For any injury or illness in excess of eight days or in the case of persistent or recurring injury or illness the Company shall be entitled to approach the Director's own doctor having obtained on each occasion the Director's specific prior consent and/or to require the Director to attend a medical examination with a doctor nominated by the Company at the Company's expense.

12. Confidentiality

The Director must not at any time without the previous consent in writing of the Company, other than in the course of his duties, divulge or make known to anyone any secrets or any technical, commercial, financial or other information of a confidential nature relating to the business or customers of the Group save to the extent that such information has become a matter of public record. All papers and documents used by the Director in the course of this Employment are and will remain the property of the Company and must be delivered up to the Company on termination of the Agreement. This clause operates independently of the existence of the Agreement.

13. Non-Solicitation

By accepting this Employment and continuing to be employed by the Company the Director undertakes and covenants with the Company that unless otherwise agreed and consented to by the Company the Director shall not during this Employment nor for a period of twelve months it has come to an end solicit, entice, procure or endeavour to persuade any other director, officer, manager, supervisor or senior technical or sales employee of the Company or the Group with whom the Director shall have had personal contact or dealings during the course of his employment to leave the employment of the Group.

14. Summary Termination

Without prejudice to any remedy which it may have against the Director for breach or non-performance of any of the provisions of this Agreement the Company may by notice in writing to the Director forthwith determine this Agreement if he:

(a)	becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

(b)       is prevented by law from holding the office of director; or

(c)       is guilty of;

(i)        any gross misconduct; or

(ii)       gross negligence in the performance of his duties; or

(iii)      any breach of any fundamental term of this Agreement; or

(iv)	persistent neglect of his duties or persistent non-observance of any condition of this Agreement (provided that in each case the Company shall first have given due written warning of such neglect or non-observance as the case may be).

15. Change of Control

The Director shall be entitled to certain benefits related to a change in control of the Company. For the purposes of this clause,

(a) Relevant Event means either;

(i)	the giving of notice by the Company or the termination of the Director's employment (other than for reason of gross misconduct or material breach of contract on the Director's part (an "excluded reason"); or

(ii)	without a Director's express written consent, after written notice to his Employing Company, and after a thirty (30) day opportunity for the Employing Company to cure, the continuing occurrence of any of the following events:

a. Inconsistent Duties. A meaningful and detrimental alteration in the Director's position or in the nature or status of his responsibilities from those in effect immediately prior to the Change in Control;

b. Reduced Salary. A reduction of five percent (5%) or more by the Employing Company in either of the following: (i) the Director's highest annual base salary rate as in effect at any time during the twelve (12) month period immediately preceding the date of the Change in Control ("Base Salary") (except for a less than ten percent (10%), across-the-board Base Salary rate reduction similarly affecting at least ninety five percent (95%) of all Employees of the Employing Company); or (ii) the sum of the Director's Base Salary plus target bonus under the Employing Company's short term bonus plan, as in effect immediately prior to the Change in Control (except for a less than ten percent (10%), across-the-board reduction of Base Salary plus target bonus under such short term plan similarly affecting at least ninety-five percent (95%) of all Employees of the Employing Company);

c. Pension and Compensation Plans. The failure by the Employing Company to continue in effect any "pension plan or agreement" or "compensation plan or agreement" in which the Director participates as of the date of the Change in Control or the elimination of the Director's participation in any such plan (except for across-the board plan changes or terminations similarly affecting at least ninety-five percent (95%) of all Employees of the Employing Company). For purposes of this subsection (c), a "pension plan or agreement" shall mean any written arrangement executed by an authorized officer of the Employing Company which provides for payments upon retirement; and a "compensation plan or agreement" shall mean any written arrangement executed by an authorized officer of the Employing Company which provides for periodic, non-discretionary compensatory payments to employees in the nature of bonuses;

d. Relocation. A change in the Director's work location to a location more than fifty (50) miles from the facility where the Director was located immediately prior to the Change in Control, unless such new work location is within fifty (50) miles from the Director's principal place of residence at the time of the Change in Control. The acceptance, if any, by the Director by an Employing Company at a work location which is outside the fifty (50) mile radius set forth in this Section shall not be a waiver of the Director's right to refuse subsequent transfer by the Employing Company to a location which is more than fifty (50) miles from the Director's principal place of residence at the time of the Change in Control, and such subsequent, unconsented transfer shall be "Relevant Event" under this Policy; or

e. Benefits and Perquisites. The taking of any action by the Employing Company that would directly or indirectly materially reduce the benefits enjoyed by the Director under the Employing Company's retirement, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which the Director was participating immediately prior to the Change in Control, or the failure by the Employing Company to provide the Director with the number of paid vacation days to which the Director is entitled on the basis of years of service with the Employing Company in accordance with the Employing Company's normal vacation policy in effect immediately prior to the Change in Control (except for across-the-board plan or vacation policy changes or plan terminations similarly affecting at least ninety-five percent (95%) of all Employees of the Employing Company).

Relevant Event shall not include the Director's Death or Disability. The fact that the Director may be eligible for Retirement shall not prevent him from resigning for a Relevant Event provided a Relevant Event shall have occurred. Any dispute as to whether a Relevant Event shall have occurred or been cured on a timely basis shall be resolved by the PPL Corporation Board of Directors. Any such resolution by the PPL Board of Directors shall be binding on the Employing Company and the Director.

The Relevant Event occurs if the Director's employment is involuntarily terminated by the Employing Company at any time during the two (2) year period following a Change in Control for any reason other than for Cause or who shall voluntarily terminate his employment with his Employment Company for a Relevant Event at any time during the two (2) year period following a Change of Control. Notwithstanding anything to the contrary above, a Relevant Event does not occur if the Director:

w. is on leave of absence as of his Termination Date, unless such Director is capable of returning to work within twelve (12) weeks of such leave of absence from work;

x. voluntarily terminates his employment with the Employing Company other than for a Relevant Event;

y. has his employment terminated by the Employing Company for Cause; or

z. terminates from employment by reason of his Death or Disability.

(b)	Change of Control means where;

(i)	the Company comes under the control of any person or persons acting in concert (as those terms are defined for the time being in the City Code on Takeovers and Mergers) not having control of the Company at the date of this agreement; or

(ii)	the person or persons having the right to control, directly or indirectly, a majority of the votes which may ordinarily be cast at general meetings of the Company or the right to control the composition of the Board, cease to have those rights,

Change of control does not occur where PPL maintains at least 50% equity or voting interest.

(c)	To the extent that terms used in this clause are not defined elsewhere in this Agreement, the definitions set out in clause 46 of the Electricity Supply Pension Scheme shall apply.

(d)	If a Relevant Event occurs the Company shall

(i)	pay to the Director within 7 days of the termination of his employment a sum equal to two times his taxable pay (as would fall to be included in the amount shown on the annual forms P 60 and PllD) received from the Company during the twelve months immediately preceding the Change of Control;

(ii)	procure that the Director's benefits under the Electricity Supply Pension Scheme which have accrued at the date of termination of employment are augmented by crediting him with two additional years' Pensionable Service subject to the Director contributing 6% of his Pensionable Salary to the pension scheme and the Company shall make such additional contributions to the Electricity Supply Pension Scheme as are necessary to secure that augmentation and, if this is not possible, due to Inland Revenue limits, procure the payment of such cash sum as is of equivalent value;

(iii)	procure the payment of pension benefits to the Director by the Electricity Supply Pension Scheme in accordance with the provisions of the letter from the Company to him dated 23 March 2000 on the basis of his termination of employment being caused by reorganisation, such benefits to include the augmentation described in above.

(e)	Subject to any rights accrued at the date of termination of the Director's employment under the provisions of any pension scheme of the Company, any payment by the Company pursuant to this clause shall be made in full and final settlement of all and any claims arising from or in connection with the Director's employment or its termination or his office of Director and its loss in each case in respect of the Company or the Group.

(f)	All payments to be made pursuant to this clause shall be paid less any necessary withholdings.

(g)	The Director hereby agrees that he shall not bring any claim before any court or employment tribunal relating to his employment and/or its termination except in so far as such claim is brought solely to enforce the provisions of this clause. The Director agrees to enter into an agreed form of compromise agreement on or around the date of termination of his employment to give effect to this clause.

(h)	The Director is also entitled to certain benefits related to a change in control of the Company as set forth in the Agreement dated 11 May 2006 by and between PPL Corporation and the Director, which is attached to this Agreement as Attachment A.

16. Resignation from Directorships Following Termination of Employment

Upon termination of this Employment for whatever reason the Director must forthwith tender his resignation as a Director of any Group company without compensation.

The Director hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign any documents and do any things necessary to give effect thereto, if the Director shall fail to sign or do the same himself The Director shall also promptly return all Company property, equipment and documents (including all copies) to the Company.

17. Effect of Termination of this Agreement

The expiry or termination of this Agreement howsoever arising shall not operate to affect any of the provisions hereof which are expressed to operate or have effect thereafter and shall not prejudice the exercise of any right to remedy of either party accrued beforehand.

18. Disciplinary and Grievance Procedure

If the Director is dissatisfied with any disciplinary action or has any grievance concerning this Employment he should raise the matter with the Chairman.

19. Patents, Secrets, Processes and Improvements

(a)	Any discovery or invention or secret process or improvement in procedure made or discovered by the Director while in the service of the Company whether before or after the date of this Agreement with or in any way affecting or relating to the business of the Company or of any company in the Group or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company.

(b)	The Director shall, if and whenever required so to do by the Company at the expense of the Company, apply to join with the Company in applying for letters patent or other equivalent protection in the United Kingdom and in any part of the world for any such discovery, invention, process or improvement as aforesaid and shall at the expense of the Company execute and do all instruments and things necessary for vesting the said letters patent or other equivalent protection when obtained and all rights, title to, and interest in the same in the Company absolutely and as sole beneficial owner or in such other person as the Company may specify. The Director hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and to do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of the provisions of this clause but not otherwise in favour of any third party a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

20.	Governing Law

This Agreement and the Employment shall be governed by and construed in accordance with English law in all respects. The parties agree that the English Courts and Tribunals shall have exclusive jurisdiction to determine any disputes or claims arising under or in connection with this Agreement, the Employment or the termination of either or both of them.

21. Notices

Any notice to be given hereunder shall be writing. Notice to the Director shall be sufficiently served by being delivered personally to him or by being sent by first class post addressed to him at his usual or last known place of abode. Any notice if so posted shall be deemed served upon the first day following that on which it was posted. Notice to the Company shall be sufficiently served by being delivered to the Company Secretary at the Registered Office of the Company.

SIGNED on behalf of the Company by R L Klingensmith, Chairman in the presence of:	……………………………………………...

Witness signature Name (block capitals) Address	…………………………………………….. …………………………………………….. …………………………………………….. ……………………………………………..

SIGNED by the Director R A Symons in the presence of:	……………………………………………..

Witness signature Name (block capitals) Address	…………………………………………….. …………………………………………….. …………………………………………….. ……………………………………………..

ATTACHMENT A

AGREEMENT

THIS AGREEMENT, effective as of May 11, 2006 is made by and between PPL Corporation, a Pennsylvania corporation and Robert A. Symons (the "Executive").

WHEREAS, the Company considers it essential to the best interests of its shareowners to foster the continued employment of key management personnel by the Company or any Group Company;

WHEREAS, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined in the last Section hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel employed by the Company or any Group Company to the detriment of the Company and its shareowners;

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

WHEREAS, the Executive is employed by Western Power Distribution (South West) plc (a Group Company) and accordingly it is intended that any entitlements arising under the arrangements applying in respect of his employment by Western Power Distribution (South West) plc, shall not be prejudiced by any terms of this Agreement, and shall be set off against the entitlements of the Executive under this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.         Defined Terms

The definitions of capitalized terms used in this Agreement are provided in the last

Section hereof.

2.         Effect of Agreement

2.1	The parties acknowledge and agree that nothing in this Agreement shall disapply, replace, prejudice or otherwise affect the Executive's entitlements under the WPD Employment Contract and nor shall this Agreement be interpreted as a guarantee by the Company of any such entitlements.

2.2	Save in respect of the obligation referred to in Section 6.1(c) below where the circumstances that give rise to any entitlement of the Executive under the terms of this Agreement also give rise to an entitlement of the Executive under the WPD Employment Contract, the obligation of the Company to make any payment or provide any benefit under this Agreement shall be limited solely to the extent that such payment or benefit due under this Agreement shall exceed the Executive's entitlement to a corresponding type or description of payment or benefit under the WPD Employment Contract. For the avoidance of doubt an entitlement to a benefit of a particular type or description under the WPD Employment Contract shall only be set off against the corresponding type or description of benefit provided for under this Agreement. In respect of the obligation referred to in Section 6.l(c) below, the obligation of the Company to make a payment or provide a benefit shall be limited to the extent that such payment or benefit shall exceed the value of any augmentation payable under clause 14.A.2(b) of the WPD Employment Contract (or such clause as shall have replaced such clause).

2.3	The provisions of this section 2 override any terms of this Agreement which are inconsistent with these provisions and the parties confirm that their intention is that the Executive's entitlements under this Agreement are cumulative to the extent they exceed any entitlement to a corresponding type or description of benefit under the WPD Employment Contract.

3.       Term of Agreement

The Term of this Agreement shall commence on the date hereof and shall continue in effect through December 31, 2007; provided, however, that commencing on January 1,

2007 and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, either the Company or the Executive gives at least 15 months advance notice of termination by, not later than September 30 of the year preceding the year in which the Term is then scheduled to expire, giving notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than thirty-six (36) months beyond the month in which such Change in Control occurred. Notwithstanding the foregoing in the event that (a) prior to the occurrence of a Change in Control or Potential Change in Control, the Executive's Employment is terminated for any reason or the Executive is no longer Vice President- United Kingdom, PPL Global, LLC , or (b) following the occurrence of a Potential Change in Control but prior to the occurrence of a Change in Control, the Executive is no longer Vice President - United Kingdom, PPL Global, LLC, and such change does not constitute Good Reason under the circumstances described in clauses (B) and (C) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (i) through (vi) of the definition of Good Reason to a "Change in Control" as references to a "Potential Change in Control") then this Agreement shall terminate as of the date that the Executive's Employment is terminated, or the Executive's position or title has been so changed, as the case may be.

4.         Company's Covenants Summarized

In order to induce the Executive to remain in the Employment and in consideration of the Executive's covenants set forth in Section 5 hereof, the Company agrees, under the conditions described herein (and subject to Section 2.2 above), to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 8.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the

Executive's Employment following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment with the Company and, except as otherwise agreed to in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

5.       The Executive's Covenants

The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the Employment until the earliest of (i) a date which is six (6) months after the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's Employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination of the Executive's Employment for any reason.

6.       Severance Payments

6.1    Subject to Sections 2.2, 6.2, 6.5 and 6.6 hereof, the Company shall pay the Executive the payments, and provide the Executive the benefits, described in this Section 6.1 (the "Severance Payments") upon the termination of the Executive's Employment following a Change in Control and during the Term, unless such termination is (i) for Cause, (ii) by reason of death, Disability or Retirement, or (iii) by the Executive without Good Reason. For purposes of this Agreement, the Executive's Employment shall be deemed to have been terminated following a Change in Control without Cause or by the Executive with Good Reason if (A) the Executive's Employment is terminated without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control or (B) if the Executive terminates his Employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (C) the Executive's Employment is terminated without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct.

(a)      The Company shall pay to the Executive a lump sum severance payment, in cash, equal to two times the sum of (i) the Executive's base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason; (ii) the Executive's annual rate of Pension Compensation Adjustment as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason; and (iii) the highest annual bonus earned by the Executive pursuant to any annual bonus or incentive plan maintained in relation to the Employment in respect of any of the last three fiscal years ending immediately prior to the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason (including as an amount so paid any amount that would have been so paid but for the Executive's request that the amount not be paid, for example where the Executive requests to exchange some or all of any annual bonus for grants of restricted stock awards or stock options in accordance with the Company's Cash Incentive Premium Exchange Programme). For purposes of determining the value of the annual bonus earned by the Executive in any calendar year, the value of any other restricted stock awards or stock options earned by the Executive in any such year shall not be included in the value of the annual bonus for such year;

	(b)	The Executive is not eligible for PPL Corporation's or PPL Global, LLC's life, disability, accident, and health insurance benefits, and therefore there is no provision for any extension of such benefits after the Date of Termination.

	(c)	In addition to the retirement benefits to which the Executive may be entitled under each Pension Plan, if any, or any successor plan thereto, the Company shall pay the Executive a lump sum amount, in cash, equal to the actuarial equivalent value of twenty four (24) additional months of service credit under the Pension Plan (calculated as if the Executive was an active member of the Pension Plan at the Date of Termination) less (i) the value of the Pension Compensation Adjustment that would have been received by the Executive during the said twenty four month period (assuming he had continued in employment that entitled him to payment of the Pension Compensation Adjustment) based on the level of annual compensation/remuneration paid to him at the Date of Termination; (ii) the value of the contributions that would have been paid by the Executive during the said twenty four month period if he had' been an active member of the Pension Plan; (iii) interest in respect of (i) and (ii) above. For purposes of this Section 6.l(c), "actuarial equivalent" shall be determined using the same assumptions utilized under the PPL Supplemental Executive Retirement Plan or any successor plan, immediately prior to the Date of Termination, or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

	(d)	The Executive is not eligible for PPL Corporation's or PPL Global, LLC's post-retirement health care or life insurance plans, and therefore there is no provision for any extension of such benefits after the Date of Termination.

	(e)	The Company shall provide the Executive with outplacement services suitable to the Executive's position for a period of two years or, if earlier, until the first acceptance by the Executive of an offer of employment.

6.2
	(a)	Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's Employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would be subject (in whole or part), to the Excise Tax, then the cash Severance Payments shall be reduced (if necessary to zero) to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement) and all other Severance Payments shall thereafter be reduced (if necessary, to zero) so that no portion of the Total Payments is subject to the Excise Tax, if (i) the net amount of such Total Payments, as so reduced, (and after deduction of the net amount of federal, state and local income tax on such reduced Total Payments) is greater than (ii) the excess of (x) the net amount of such Total Payments, without reduction (but after deduction of the net amount of federal, state and local income tax on such Total Payments), over (y) the amount of Excise Tax to which the Executive would be subject in respect of such Total Payments.

(b)      For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by the accounting firm that was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), does not constitute a "parachute payment" within the meaning of section

280G(b)(2) of the Code, (including by reason of section 280G(b)(4)(A) of the

Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Prior to the payment date set forth in Section 6.3 hereof, the Company shall provide the Executive with its calculation of the amounts referred to in this Section and such supporting materials as are reasonably necessary for the Executive to evaluate the Company's calculations. If the Executive objects to the Company's calculations, the Company shall pay to the Executive such portion of the Severance Payments (up to 100% thereof) as the Executive determines is necessary to result in the Executive receiving the greater of clauses (i) and (ii) of Section 6.2(a) hereof.

(c)       If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 6.2, the Total

Payments paid to or for the Executive's benefit are in an amount that would result in any portion of such Total Payments being subject to the Excise Tax, then, if such repayment would result in (i) no portion of the remaining Total Payments being subject to the Excise Tax and (ii) a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, the Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the excess of the Total Payments paid to or for the Executive's benefit over the Total Payments that could have been paid to or for the Executive's benefit without any portion of such Total Payments being subject to the Excise Tax; and (ii) interest on the amount set forth in clause (i) of this sentence at the rate provided in section 1274(b)(2)(B) of the Code from the date of the Executive's receipt of such excess until the date of such payment.

6.3	The payments provided in subsection 6.1(a) and (c) hereof shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments, and the limitation on such payments set forth in Section

6.2 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.4	The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section

4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

6.5	The payment and/or provision of the Severance Payments described in Section 6.1 shall be conditional upon the Executive first having entered into a compromise agreement in a form to be determined by the Company (the "Compromise Agreement") with:

(a) the Company; and/or

(b) any Group Company; and/or

(c) any Successor

under the terms of which the Executive shall waive any claim, right, entitlement, or liability owing, whether under contract or statute, in connection with his Employment and/or the termination of such Employment but excluding any claim, right, entitlement or liability owing under contract that the Executive may have against WPD South West under the terms of the WPD Employment Contract or any right he may have under the Pension Plan.

6.6	If the Executive is awarded any compensation or damages by a court or tribunal pursuant to any action, claim or proceedings in any court or tribunal in the United Kingdom against the Company, any Group Company, any Successor, or any of its or their officers, employees or agents in respect of any matter that is the subject of the waiver contained in the Compromise Agreement ("Proceedings"), the Executive shall repay to the Company or such Group Company as the case may be, immediately upon demand, the Severance Payments or such amount of the Severance Payments as shall be equivalent to the total amount of the compensation or damages (including interest) awarded, together with the full amount of any legal fees incurred by the Company or such Group Company or Successor in defending such Proceedings. Any part of the Severance Payments which remains outstanding shall cease to be payable under this Agreement with effect from the date of commencement of Proceedings.

7.       No Mitigation

The Company agrees that, if the Executive's Employment terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

8.       Successors; Binding Agreement

8.1	In addition to any obligations imposed by law upon any successor to the Company or PPL Global, LLC, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or PPL Global, LLC to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's Employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

8.2      This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

9.       Notices

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, to the Executive at the last known address maintained in the Company's personnel records, and to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company: PPL Corporation

Two North 9th Street

Allentown, Pennsylvania 18101

Attention: Corporate Secretary

10.    Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, which have been made by either party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement that by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Section 6 hereof) shall survive such expiration.

11.     Validity; Pooling

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that the Company is party to a transaction that is otherwise intended to qualify for "pooling of interests" accounting treatment then (a) this Agreement shall, to the extent practicable, be interpreted so as to permit such accounting treatment, and (b) to the extent that the application of clause (a) of this Section 11 does not preserve the availability of such accounting treatment, then, to the extent that any provision of this Agreement disqualifies the transaction as a "pooling" transaction (including, if applicable, the entire Agreement), such provision shall be null and void as of the date hereof. All determinations under this Section 11 shall be made by the accounting firm whose opinion with respect to "pooling of interests" is required as a condition to the consummation of such transaction.

12.     Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.     Settlement of Disputes; Arbitration

The Board shall make all determinations as to the Executive's right to benefits under this Agreement. Any denial by the Board of a claim for benefits under this Agreement shall be stated in writing and delivered or mailed to the Executive and such notice shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon, and shall be written in a manner that may be understood without legal or actuarial counsel. In addition, the Board shall afford a reasonable opportunity to the Executive for a review of the decision denying the Executive's claim and, in the event of continued disagreement, the Executive may appeal within a period of 60 days after receipt of notification of denial. Failure to perfect an appeal within the

60-day period shall make the decision conclusive. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

14.     Definitions

For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)       "Base Amount" shall have the meaning set forth in section 280G(b)(3) of the

Code.

(b)     "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the

Exchange Act.

(c)     "Board" shall mean the Board of Directors of the Company.

(d)     "Cause" for termination of the Executive's Employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive) after a written demand for substantial performance is delivered to the Executive, which demand specifically identifies the manner in which the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company or any Group Company, and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

(e)     "Change in Control" means the occurrence of any one of the following events:

(i)        the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareowners was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(ii)        any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors;

(iii)       there is consummated a merger or consolidation of the Company or PPL Global, LLC, other than (I) a merger or consolidation which would result in the voting securities of the Company and PPL Global, LLC outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company and at least

60% of the combined voting power of the securities of PPL Global, LLC, or at least 60% of the combined voting power of the securities of such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (excluding in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities;

(iv)       the shareowners of the Company approve a plan of complete liquidation or dissolution of the Company;

(v)       the Board adopts a resolution to the effect that a "Change in Control" has occurred or is anticipated to occur;

(vi)       all or substantially all of the assets of subsidiaries of PPL Global, LLC that are located in the United Kingdom are sold, or all or substantially all of the United Kingdom assets of the subsidiaries of PPL Global, LLC are transferred to the ownership of one or more business entities that have less than 50% of their ownership interests attributable to PPL Global, LLC and its subsidiaries after such transfer and PPL Global, LLC does not exercise active operational control of such entity or entities;

(vii)       either (a) WPD South West comes under the control of any person or persons acting in concert (as those terms are defined for the time being in the City Code on Takeovers and Mergers of the United Kingdom) not having control of WPD South West at the date of this Agreement, or (b) the person or persons having the right to control, directly or indirectly, a majority of the votes which may ordinarily be cast at general meetings of WPD South West or the right to control the composition of the Board of Directors of WPD South West, cease to have those rights, provided, under (a) or (b), the Company does not maintain an equity or voting interest of at least 50%.

(f)        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g)        "Company" shall mean PPL Corporation and, except in determining, under Section 14(e) hereof, whether or not any Change in Control of the Company has occurred in connection with such succession, shall include its subsidiaries and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(h)        "Date of Termination" shall mean the date on which the Employment terminates.

(i)        "Disability" shall be deemed the reason for the termination of the Executive's Employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties for a period of six (6) consecutive months, the Executive shall have been given a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

(j)        "Employment" shall mean the employment of the Executive by WPD South West or by any other Group Company (or Successor) as shall employ the Executive at the relevant time.

(k)        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(1)        "Excise Tax" shall mean any excise tax imposed under section 4999 of the

Code.

(m)       "Executive" shall mean the individual named in the first paragraph of this

Agreement.

(n)     "Good Reason" for termination of the Executive's Employment by such Executive shall mean the occurrence (without the Executive's express written consent) after a Change in Control, or prior to a Change in Control under the circumstances described in clauses (B) and (C) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (i) through (vi) below to a "Change in Control" as references to a "Potential Change in Control"), of any one of the following acts, or failures to act:

(i)        the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer or key employee of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to a Change in Control;

(ii)       a reduction of the Executive's annual base salary as in effect on the date of this Agreement, or as the same may be increased from time to time, except for across-the-board decreases uniformly affecting management, key employees and salaried employees of the business unit in which the Executive is then employed;

(iii)       the relocation of the Executive's principal work location to a location more than 30 miles from the vicinity of such work location immediately prior to a Change in Control or the Executive being required to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on business to an extent substantially consistent with the Executive's present business travel obligations;

(iv)      the failure to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program applying to the Employment, within seven (7) days of the date such compensation is due, except for across-the-board compensation deferrals uniformly affecting management, key employees and salaried employees of the business unit in which the Executive is then employed;

(v)      the failure to continue in effect any compensation or benefit plan in which the Executive participates immediately prior to a Change in Control which is material to the Executive's total compensation, or any substitute plans adopted prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control; or

(vi)      the failure to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to a Change in Control, except for across-the-board changes to any such plans uniformly affecting all participants in such plans, the taking of any other action which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service in accordance with the normal vacation policy at the time of the Change in Control.

The Executive's right to terminate his or her Employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued Employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed correct unless the Company established to the Board by clear and convincing evidence that Good Reason does not exist.

(o)      "Group Company" shall mean the Company, PPL Global, LLC and any subsidiary of the Company or PPL Global, LLC.

(p)      "Notice of Termination" shall mean notice to terminate the Employment given by WPD South West or such other Group Company as shall employ the Executive at the relevant time.

(q)     "Pension Compensation Adjustment" shall have the meaning set out in the WPD Employment Contract.

(r)      "Pension Plan" shall mean any tax-qualified, supplemental or excess defined benefit pension plan maintained by WPD South West (or any other Group Company) and any other agreement entered into between the Executive and WPD South West (or any other Group Company) which is designed to provide the Executive with supplemental retirement benefits.

(s)      "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.

(t)       "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)       the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)       any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

(iii)      any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 5% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

(iv)       the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(u)       "Retirement" shall be deemed the reason for the termination by the Executive of the Executive's Employment if such employment is terminated in accordance with the applicable retirement policy, including early retirement, generally applicable to its salaried employees.

(v)       "Severance Payments" shall have the meaning set forth in Section 6.1 hereof.

(w)     "Successor" shall mean any person (whether a corporation or otherwise) who shall succeed any Group Company as the employer of the Executive in connection with any Change in Control.

(x)     "Term" shall mean the period of time described in Section 3 hereof (including any extension, continuation or termination described therein).

(y)     "Total Payments" shall mean those payments described in Section 6.2 hereof.

(z)       "WPD Employment Contract" shall mean the arrangements applying as at the date of the relevant Change in Control in respect of the Executive's employment by WPD South West (and to the extent applicable at that time, the

2002 Letter and the 2006 Letter) or such other Group Company as shall employ the Executive at that time.

(aa)      "WPD South West" shall mean Western Power Distribution (South West) plc whose registered office is at Avonbank, Feeder Road, Bristol BS2 OTB.

(bb)      "2002 Letter" shall mean the letter dated 31 January 2002 from WPD South

West to the Executive (setting out amendments to his service contract dated 29

February 2000).

(cc)      "2006 Letter" shall mean the letter dated 1 March 2006 from WPD South West to the Executive (setting out special terms in respect of his pension benefits).

PPL CORPORATION

By

William F. Hecht                Date

Chairman and CEO

Robert A. Symons               Date